Exhibit 99.1

Speaker 1 (00:15):

Welcome. My name is Mitchell Sabshon and I'm the Chairman and Chief Executive Officer of InPoint Commercial Real Estate Income, and with me today is Donald McKinnon, president of the company and the head of SoundPoint Commercial Real Estate, the company Subadvisor and Portfolio Manager. Today, Don and I will be providing an update on the REITs mortgage loan portfolio, the macroeconomic environment, and how it impacts commercial real estate overall and commercial real estate lending in particular, and our views on what the future may look like before we go into the macroeconomic environment. Don, can you please provide an update on Sound Point's management of the InPoint portfolio as of June 30th, 2023?

Speaker 2 (01:03):

Absolutely, Mitchell. As of June 30th, the portfolio size was $804 million. The portfolio consists of 40 originated loans, 38 of which are floating rate first mortgage loans. Portfolio is well diversified geographically and from a sector perspective, regional diversification shows 43% of the portfolio in the southeastern United States, 27% of the portfolio in the southwestern part of the United States, 16% in the West, with the remainder across mid-Atlantic Plains and Great Lakes regions sector diversification shows 58% of the portfolio backed by multifamily properties. 22% of the portfolio backed by office properties, 8% of the portfolio backed by industrial properties with the remainder in mixed use retail with one hospitality loan on a property that has been performing very well coming out of Covid.

Speaker 1 (02:11):

Great. Thanks, Don. Now let's turn to the economy. The first half of 2023 had many investors and businesses questioning the state of the US economy and where the commercial real estate industry was heading as we entered the second half of 2023. A variety of factors has led to a unique economic environment. Back in late March, early April, several small to mid-size US banks failed, triggering a brief but sharp decline in stock prices and contributed to the already tightened credit market. However, headline inflation for the month of June was reported at 3% the lowest yield inflation rate since March, 2021. That made it 12 consecutive months of decreasing inflation with the rate now down by more than six percentage points from its peak in June, 2022 of 9.1%. Additionally, in early June, Congress passed the debt ceiling bill, which will suspend the nation's debt limit through January 1st, 2025. These factors collectively influenced the Federal Reserve's decision making process and after 10 consecutive interest rate heights, the Fed took a breather and left the federal fund's target rate unchanged at a range of five to five and a quarter percent.

(03:34):

This pause marked the first policy meeting at which the FOMC has not raised interest rates since it began its monetary policy tightening cycle in March, 2022. Prior to this pause rate hike significantly impacted commercial real estate transaction volumes and property pricing as interest rates rise, of course, borrowing costs increase, which can deter some potential buyers and investors from entering the market, higher financing expenses can make real estate acquisitions less attractive. In fact, deal volume in the first quarter was down 51% year over year, and as of May, commercial property prices declined on average by 15% year over year. Don, can you help us understand Sound Point's view of what that means for commercial real estate?

Speaker 2 (04:27):

Sure. Mitchell. The real answer is it's hard to tell for certain in a rising rate market like this, many prospective investors fear catching the proverbial “falling knife”. Let me explain. If the Fed begins to raise rates again and it's forecasted that two more rate hikes may take place before year end, commercial real estate prices may continue to be negatively impacted as buyers are unsure that the price they may be paying today will not be even lower six or nine months from now. Hence, catching the falling knife. If the fed halts for the rate increases or ultimately begins to lower rates, we anticipate investors will have a greater degree of confidence in valuations and commercial real estate deal volume will gradually start to recover.

Speaker 1 (05:18):

Great. With that backdrop, Don, what is Sound Point's view of commercial mortgage refinancing today and how do all of these macroeconomic events impact credit markets and commercial real estate lending?

Speaker 2 (05:31):

Well, under current market conditions, certain investors will be impacted by mortgage loan refinancing challenges for perspective new investors or investors with more recent commercial real estate investments. In both cases with longer term investment horizons of five to 10 years, which is typical for commercial real estate investments, current market conditions will not likely be problematic in any material way. On the other hand, for those investors with existing investments that have mortgage loans with near term maturities, those coming due within the next six to 12 months or so, the situation may be more challenging. Industry reports suggest that approximately 1.5 trillion in commercial mortgages will be due for refinancing during the near term. Many, including regulators, are concerned about the increased risk that loans already on bank books will encounter greater difficulty in being repaid through a refinancing with another lender or through proceeds from the sale of the property. As a result, most banks are currently reducing their commercial real estate lending to increased reserves brace for potential of loans not being repaid in full when due along with significantly higher interest rates. Today, this reduced availability of bank lending will make it difficult for real estate borrowers to refinance or repay their maturing loans. Given this challenging environment, there's an accounting issue that likely impacts all mortgage rates, including InPoint. Mitchell, do you want to discuss the current expected credit loss accounting requirement known as “CECL” and how it affects InPoint?

Speaker 1 (07:18):

Don accounting standards require mortgage lenders like InPoint to make quarterly estimates of something called the current expected credit loss, which impacts net income and net asset value – “NAV”. Given the macroeconomic environment, especially interest rates and as a result, the higher yields required to attract new commercial real estate investments, which means lower current commercial real estate values. CECL requires mortgage REITs like InPoint to review the loans in our portfolio, the value of the property securing each of our mortgage loans and our borrower's ability to refinance or otherwise pay off our loans when due. As a result for the second quarter of the year, SoundPoint has determined the change in allowance for our portfolio was a CECL Reserve of approximately $11.6 million, resulting in a decrease in the June 30 NAV per share of approximately $1 and 14 cents. This change in allowance is related to five specific mortgage loans in our portfolio that is scheduled to mature before December 31st of this year. Four of the five mortgages are backed by office properties, a sector which has experienced significant dislocation over the last three years, as we all know. Let me quickly add that each of these five loans is currently performing in accordance with their terms that the CECL loan loss reserve is an estimate required by accounting rules and may or not be realized in the future. I hope that helps.

Speaker 2 (08:54):

Thanks. That's very helpful in understanding how this accounting requirement affects the company's net asset value.

Speaker 1 (09:01):

This concludes our update. We want to thank you for joining us today. Of course, it is important that you be well-informed on the state of the company, and toward that end, we will continue to provide updates pertaining to our portfolio as well as progress related to our process evaluating strategic alternatives. Feel free to reach out to your Inland wholesaler or our investor services team with any questions you may have. Thank you.